Exhibit 99

                    PUC Docket No. 24469
                 Memorandum of Understanding



1)   Open  access  delayed effective January 1, 2002,  until
     September   15,   2002,  subject   to   the   following
     provisions.

2)   Additional capacity auction suspended.

3) The current pilot project is continued and caps are to be addressed.

4) Complete the PTB fuel factor and PTB base rate cases. Resulting rates to be "put on the shelf" and implemented when retail competition begins. No interim escalation of the PTB fuel factor during the delay period.

5)   The parties agree that programs contemplated under PURA
     Section 39.904 and 39.905 should move forward in  SERC.
     Expenses incurred implementing these procedures should be reflected in the Company's annual report.

6) A collaborative process is to be initiated to develop market protocols and structures for approval by the Commission, including independence issues.

7) The parties acknowledge that the PUC is the ultimate arbiter of whether EGS goes to full retail competition. In making that determination, the Commission will evaluate the ability of the OATT under which EGSI will operate to support retail competition.

8)   An  appropriate  process  will  be  instituted  at  the
     Commission, which will not be incompatible with activities before the FERC, to evaluate the ability of the OATT under which EGSI will operate to support retail competition.

9) The parties acknowledge that the FERC has exclusive jurisdiction over the OATT under which EGSI will operate.

10) In the event the parties conclude that a fully functional RTO is not likely to be achieved in the 2002 time frame, parties will endeavor to develop an interim structure to implement retail competition no sooner than September 15, 2002, pending the establishment of a functional RTO.

11) Current rates and the Docket No. 20150 fuel factor methodology will continue until the commencement of retail competition unless addressed in the interim solution referenced in 10) above.

12)  The  Company  will  discontinue the imputation  of  the
     revenues  associated  with  current  rates,  with   the
     exception of the IHE rate.

13) If a party initiates a rate case during the freeze period, then EGSI may recover transition to competition costs incurred through December 31, 2001, only to the extent necessary to maintain current rate levels.

14) EGSI may file a good cause exception to seek an out-of-period surcharge, which application shall not be denied on the basis that the request for the surcharge was not filed within the time frame prescribed by PUC Sub. R. 25.237(d).

15) The Company will continue to seek the appropriate approvals pursuant to the Company's report of August 7, 2001 to the Commission Staff and OPC with respect to the business separation of EGSI. Actual business separation will not occur until the eve of competition.

16)  The  parties will negotiate in good faith to  file  the
     Settlement  Agreement  document  consistent  with   the
     principles set forth above by October 19, 2001.